Investor Relations Contact: Stephen P. Golden Vice President, Investor Relations sgolden@ironmountain.com (617) 535-2994

FOR IMMEDIATE RELEASE

Iron Mountain Reports First Quarter 2008 Financial Results

•	Revenue and OIBDA exceed forecasted ranges driven by strong service revenue growth
•	Quarterly revenues up 18% over prior year period to $749 million supported by acquisitions, strong service revenue growth and the 77th consecutive quarter of increased storage revenues
•	OIBDA is $176 million in the quarter, up 14% excluding impacts from asset dispositions
•	Operating income grows to $106 million and net income is $0.16 per diluted share
•	Solid first quarter has Company well positioned to achieve full year financial targets; positive revisions to financial outlook for 2008 announced

BOSTON - May 1, 2008 - Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, today announced its financial results for the quarter ended March 31, 2008, reporting strong revenue growth, higher operating income before depreciation and amortization (OIBDA) and earnings of $0.16 per diluted share.

Iron Mountain posted strong year over year revenue growth of 18% in the first quarter supported by solid internal growth of 9%, with acquisitions and favorable foreign currency changes contributing approximately 10% to total growth. The Company drove strong revenue gains across its North American Physical, International Physical and Worldwide Digital business segments. The Company’s overall revenue growth was highlighted by continued strength in service revenue growth supported by solid internal growth of 10% and better than expected performance in its digital business. OIBDA of $176 million for the quarter exceeded the Company’s forecasted range reflecting benefits from stronger than expected revenue gains. Net income for the quarter was $33 million, or $0.16 per diluted share and capital expenditures were in line with Company expectations for the quarter.

“Our first quarter results provide a solid start to 2008 and position us well to achieve our full year financial goals,” said Richard Reese, Chairman and CEO. “We delivered strong revenue and OIBDA performance across our portfolio as we continued to post solid internal storage growth and benefit from gains in our expanded service offering and growing global footprint. The business is running well and we continue to invest in new services and infrastructure, consistent with our strategy, to enhance our ability to provide comprehensive solutions to our customers and increased value to our shareholders.”

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Iron Mountain Reports First Quarter 2008 Financial Results / Page 2

Key Financial Highlights - Q1 2008

Iron Mountain’s total consolidated revenues for the quarter grew 18% over the prior year period to $749 million driven by solid internal growth of 9% and augmented by several acquisitions completed in 2007, most notably ArchivesOne, Inc., RMS Services - USA, Inc. and Stratify, Inc. Storage internal growth of 8% was as expected. Core service internal revenue growth of 7% was impacted by lower destruction levels following heightened activity in the third and fourth quarters of 2007. Complementary service revenues posted 15% internal growth highlighted by strong recycled paper revenues and strong special project revenues in international markets. See Appendix A at the end of this press release for a presentation of Selected Financial Data.

The Company posted a 19% increase in gross profits for the quarter driven primarily by strong revenue gains. Gross profit margins improved modestly, supported by higher recycled paper revenues and strong growth in the digital service businesses, including Stratify, which have higher gross margins. These benefits more than offset the impact of revenue mix, as labor and transportation intensive services such as secure shredding and Document Management Solutions (DMS) grew faster than storage, and higher energy costs.  OIBDA for the quarter grew 12% over the prior year period to $176 million, reflecting the Company’s revenue performance and gross margin gains. Selling, general and administrative costs increased 23% in the quarter, ahead of revenue gains, reflecting impacts from integration of recent acquisitions and increased investments in security, new products and infrastructure enhancements initiated in 2007. The impact of these costs is expected to moderate later this year. OIBDA growth was also impacted by a $4 million net loss on asset write-offs in the quarter. Excluding the impacts of asset write-offs from both years, OIBDA grew 14% in the quarter. See Appendix B at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

Operating income for the first quarter of 2008 was $106 million, up 7% compared to the same period in 2007, as OIBDA gains were partially offset by increased depreciation and amortization expense, driven primarily by higher levels of capital expenditures in 2007, and acquisitions. Further, operating income for the first quarter of 2008 included a $4 million net loss on asset write-offs compared to a net loss of $37 thousand in the first quarter of 2007. Net income for the quarter was $33 million, or $0.16 per diluted share, including other income, net of $6 million, or $0.02 per diluted share. The components of other income, net, including the impact of foreign currency fluctuations are detailed in the table below.

The Company’s effective tax rate for the quarter was 34.9%, including approximately 3% related to the net tax impact of foreign currency gains and losses in different tax jurisdictions. Based on the current view of its 2008 projected tax position, the Company expects its tax rate before the impact of any foreign currency rate fluctuations and other discrete items for 2008 to be approximately 38%. Included in the 38% rate for 2008, is approximately 2% resulting from the unbenefited net operating losses of certain start-up entities. Beyond 2008, we expect our tax rate before the impact of any foreign currency rate fluctuations and other discrete items to decrease over time to approximately 36%.

The Company’s Free Cash Flow before Acquisitions and Discretionary Investments (FCF) for the three months ended March 31, 2008 was negative $20 million reflecting higher capital expenditures as the higher 2007 year end accrual reversed into the first quarter and higher use of working capital compared to the same period in 2007. The use of working capital was driven by increased accounts receivable balances due to sales growth, and reductions in accounts payable and accrued expense balances due to the payment of annual bonuses, and the timing of normal payroll and accounts payable cycles relative to quarter end. See Appendix B at the end of this press release for a discussion of FCF and the required reconciliation to the appropriate GAAP measures.

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Iron Mountain Reports First Quarter 2008 Financial Results / Page 3

Acquisitions

Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations. Since the end of 2007, the Company completed two acquisitions, a shredding business in New Zealand and a hardcopy business in North America, established operations in Switzerland through a minority-owned joint venture and acquired the remaining 28% minority interest in its Brazilian business.

Financial Performance Outlook

Iron Mountain is issuing its financial performance outlook for the second quarter ending June 30, 2008 and revising its outlook for the full year ending December 31, 2008. This guidance is based on current expectations and does not include the potential impact of any future acquisitions. For the full year, the Company is targeting 10% to 13% revenue growth and 10% to 14% OIBDA growth, performance consistent with its long-term financial goals. Please note that targeted OIBDA growth excludes current and prior year impacts from asset dispositions. The Company’s outlook for the full year ending December 31, 2008 set forth below includes the $4 million loss on asset write-offs reported in the first quarter (dollars in millions):

			Full Year Ending December 31, 2008
	Quarter Ending June 30, 2008		Previous		Current
	Low	High	Low	High	Low	High
Revenues	$750	$770	$3,000	$3,080	$3,015	$3,080
Operating Income	113	123	471	499	474	499
Depreciation & Amortization	~72		~292		~292

Capital Expenditures			440	480	440	480
Internal Revenue Growth			7%	9%	7%	9%

Iron Mountain’s conference call to discuss its first quarter 2008 financial results and second quarter and full year 2008 outlook will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 100,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

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Iron Mountain Reports First Quarter 2008 Financial Results / Page 4

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2008 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (vi) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company’s business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States; (ix) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (x) claims that the Company’s technology violates the intellectual property rights of a third party; (xi) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors”. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Iron Mountain Reports First Quarter 2008 Financial Results / Page 5

APPENDIX A

Selected Financial Data:
(dollars in millions, except per share data)	Q1/2007	Q1/2008	Inc (Dec)
Revenues	$633	$749	18%

Gross Profit (excluding D&A)	$338	$402	19%
Gross Margin %	53.4%	53.6%

OIBDA	$157	$176	12%
OIBDA Margin %	24.8%	23.5%

Operating Income	$100	$106	7%
Interest Expense, net	$50	$60	19%

Net Income	$35	$33	(4)%
EPS - Diluted	$0.17	$0.16	(4)%

Components of Other Income, net:

Foreign Currency Exchange Gains (Losses)	$--	$6
Insurance Related Gains	9	--
Debt Extinguishment Charges	(2)	--

Q1/2008
Components of Revenue Growth:

Storage internal growth rate	8%
Service internal growth rate	10%

Total internal growth rate	9%

Impact of acquisitions	7%
Impact of foreign currency fluctuations	3%

Total revenue growth	18%
NOTE: Column may not foot due to rounding.

APPENDIX B

Operating Income Before Depreciation and Amortization

Iron Mountain uses Operating Income Before Depreciation and Amortization (“OIBDA”), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. The Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. The Company believes OIBDA and OIBDA Margin provide current and potential investors with relevant and useful information regarding its ability to generate cash flow to support business investment and its ability to grow revenues faster than operating expenses. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

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Iron Mountain Reports First Quarter 2008 Financial Results / Page 6

Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

	Three Months Ended March 31,
	2007	2008

OIBDA (Operating Income Before Depreciation and Amortization)	$157	$176
Less: Depreciation and Amortization	57	70

Operating Income	$100	$106

Less: Interest Expense, net	50	60
Other Income, net	8	6
Provision for Income Taxes	22	18
Minority Interest	--	1

Net Income	$35	$33

NOTE: Columns may not foot due to rounding.

Free Cash Flows Before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows From Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows Before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):

	Three Months Ended March 31,
	2007	2008

Free Cash Flows Before Acquisitions and Discretionary Investments	$33	$(20)
Add: Capital Expenditures (excluding real estate), net	66	90
Additions to Customer Acquisition Costs	3	3
Cash Flows From Operating Activities	$102	$73
NOTE: Columns may not foot due to rounding.

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Iron Mountain Reports First Quarter 2008 Financial Results / Page 7

Iron Mountain Incorporated
Condensed Consolidated Statements of Operations
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2007	2008
Revenues:
Storage	$352,165	$404,317
Service and Storage Material Sales	280,347	345,067

Total Revenues	632,512	749,384

Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	295,005	347,751
Selling, General and Administrative	180,505	222,228
Depreciation and Amortization	57,172	69,530
Loss on Disposal / Writedown of Property, Plant and Equipment, Net	37	3,545

Total Operating Expenses	532,719	643,054

Operating Income	99,793	106,330

Interest Expense, Net	50,335	60,019
Other Income, Net	(7,723)	(6,035)

Income Before Provision for Income Taxes and Minority Interest	57,181	52,346

Provision for Income Taxes	22,083	18,272
Minority Interest in Earnings of Subsidiaries, Net	391	592

Net Income	$34,707	$33,482

Net Income Per Share - Basic	$0.17	$0.17
Net Income Per Share - Diluted	$0.17	$0.16

Weighted Average Common Shares Outstanding - Basic	199,230	200,871
Weighted Average Common Shares Outstanding - Diluted	201,416	203,421

Operating Income before Depreciation and Amortization	$156,965	$175,860

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Iron Mountain Reports First Quarter 2008 Financial Results / Page 8

Iron Mountain Incorporated
Condensed Consolidated Balance Sheets
(Amounts in Thousands)
(Unaudited)

	December 31, 2007	March 31, 2008
ASSETS

Current Assets:
Cash and Cash Equivalents	$125,607	$107,424
Accounts Receivable (less allowances of $19,246 and $18,656, respectively)	564,049	586,458
Other Current Assets	132,740	166,375
Total Current Assets	822,396	860,257

Property, Plant and Equipment:
Property, Plant and Equipment at Cost	3,522,525	3,574,326
Less: Accumulated Depreciation	(1,186,564)	(1,239,995)
Property, Plant and Equipment, net	2,335,961	2,334,331

Other Assets:
Goodwill, net	2,574,292	2,559,512
Other Non-current Assets, net	575,272	572,479
Total Other Assets	3,149,564	3,131,991

Total Assets	$6,307,921	$6,326,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current Portion of Long-term Debt	$33,440	$25,790
Other Current Liabilities	732,237	655,515
Total Current Liabilities	765,677	681,305

Long-term Debt, Net of Current Portion	3,232,848	3,279,217
Other Long-term Liabilities	504,852	521,640

Minority Interests	9,089	9,876

Stockholders’ Equity	1,795,455	1,834,541

Total Liabilities and Stockholders’ Equity	$6,307,921	$6,326,579

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